Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of N-able, Inc. of our report dated March 14, 2023 relating to the financial statements and financial statement schedule, which appears in N-able, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2022.

/s/ PricewaterhouseCoopers LLP
Austin, Texas
March 14, 2023